UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28304	33-0704889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (951) 686-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 16, 2016, Provident Financial Holdings, Inc. ("Corporation"), the holding company for Provident Savings Bank, F.S.B. ("Bank"), announced that Richard L. Gale, Senior Vice President of Mortgage Banking, will retire from the Bank at the close of business on Friday, October 14, 2016.  The Corporation also announced that Robert "Scott" Ritter will succeed Mr. Gale as Senior Vice President of Mortgage Banking for the Bank.  Mr. Ritter will begin his employment with the Bank on Monday, September 26, 2016.
Mr. Ritter joins the Bank from California Mortgage Advisors, where he has served as their Chief Operating Officer since November 2011.  In his role as Chief Operating Officer, he has been responsible for overseeing all of California Mortgage Advisors' operations, including product development, underwriting, loan processing, and information technology.  Prior to that, he has held positions with increasing responsibilities at such notable mortgage banking firms as Green Point Financial and its predecessor Headlands Mortgage Company, among others.
In connection with his employment, Mr. Ritter is entitled to participate in all of the Bank's benefit plans that are generally available to all employees, including vacation, 401(k) Plan, Employee Stock Ownership Plan, medical and health, life, accident and disability.

There are no arrangements or understandings between Mr. Ritter and any other persons pursuant to which he was selected as an officer. There are also no family relationships between Mr. Ritter and any director or executive officer of the Corporation and he is not a party to any transaction with the Corporation and the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission's Regulation S-K.

A news release announcing these events is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

The following exhibit is being filed herewith and this list shall constitute the exhibit index:

99.1 News release regarding the retirement of a senior officer and the appointment of his successor dated September 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2016	PROVIDENT FINANCIAL HOLDINGS, INC.

/s/ Donavon P. Ternes Donavon P. Ternes President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)